Exhibit 99.2

FOR IMMEDIATE RELEASE

September 20, 2004

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Cash Dividend

Lafayette, Louisiana – The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC), announced the declaration of a quarterly cash dividend of $0.28 per share, up 17% from the same quarter last year. The dividend is payable on October 15, 2004 to shareholders of record as of September 30, 2004. This dividend level equates to an annualized dividend rate of $1.12 per share. Based on the closing stock price on September 20, 2004 of $56.29 per share, the indicated dividend yield is 1.99%. The dividend payout ratio, defined as quarterly dividends divided by net income, has been in the range of 23% to 28% in each of the last ten quarters since January 1, 2002, despite the significant increase in the quarterly dividend rate during that period.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “We raised our quarterly cash dividend every year since our initial public offering in 1995. As indicated by the substantial increase in our cash dividend in two consecutive quarters, we remain very optimistic regarding the growth and earnings prospects for our Company.” Byrd continued, “Our balanced asset growth, exceptional asset quality, capital strength, and consistent improvement in many aspects of our business illustrate our attention to shareholders and client focus.”

At June 30, 2004, IBERIABANK Corporation had total assets of $2.4 billion, shareholders’ equity of $204 million and a Tier 1 Leverage capital ratio of 7.12%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC.”

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form.

Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates full service offices in Monroe, New Orleans, Shreveport, Baton Rouge, and the Acadiana region of Louisiana. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

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